Exhibit 10.56

SECOND AMENDMENT TO THE PRIORITIZED LISTINGS SYNDICATION AGREEMENT

BETWEEN LOOKSMART, LTD. AND INTERCHANGE CORPORATION

This Second Amendment (the “Second Amendment”) to the Prioritized Listings Syndication Agreement dated as of October 19, 2001 (as amended to date, the “Agreement”) is entered into as of July 19, 2005 by and between LookSmart, Ltd., a Delaware corporation, (“LookSmart”) and Interchange Corporation (formerly eLiberation Inc.), a Delaware corporation (“Partner”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree that during the term of this Second Amendment, the Agreement (as amended) shall be further amended as follows:

1.	Section 3 Cost per Click (CPC) is hereby deleted and replace with the following:

Subject to the terms and conditions hereof, for any given calendar month, LookSmart will pay Partner a share of revenues for all valid Clicks generated by Partner, as recorded by LookSmart’s proprietary click tracking system. For each Click, the share of revenue paid to Partner will be equal to the cost-per-click (“CPC”) bid by LookSmart for the corresponding search term, less a month-end adjustment for credit card fraud, advertising complaints or similar items. LookSmart will determine the CPC bid and include it in the live feed sent in response to such query. CPC bids may change frequently, and LookSmart will have sole discretion to decide the CPC bid for each search term, provided however that (i) for high and medium value feeds (as determined by LookSmart) the CPC bid by LookSmart will be not less than forty five percent (45%) of the amount LookSmart bills to the relevant advertiser for that click, and (ii) for any other feed the CPC bid by LookSmart will be not less than 39% of the amount LookSmart bills to the relevant advertiser for that click. Partner may use the CPC bid included in the live feed for its internal purposes, but the parties agree that all CPC bid amounts submitted by LookSmart are confidential information for internal use only, and shall not be posted on Partner’s web pages or disclosed to any third parties. LookSmart shall have no obligation to pay for clicks which are delivered in violation of the Agreement.

2.	All other terms of the Agreement not expressly modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date set forth above. In the event of any conflict between the terms hereof and the terms of the Agreement, the terms hereof shall govern. This Second Amendment may be executed in counterparts, each of which may be an original or fax copy, and all of which together shall form one instrument.

LookSmart Ltd.		Interchange Corporation

By:	/s/ Bryan Everett	By:	/s/ Douglas S. Norman
Name: Bryan Everett		Name: Douglas S. Norman